EXHIBIT (4c)


                                    PRUCO LIFE INSURANCE COMPANY
[PRUDENTIAL LOGO]                   Phoenix, Arizona
                                    A STOCK COMPANY SUBSIDIARY OF
                                    The Prudential Insurance Company of America

================================================================================
ANNUITANT(S)                                           CONTRACT NUMBER
                                                       CONTRACT DATE
ANNUITY DATE


       AGENCY

================================================================================

     We will make monthly annuity payments starting on the annuity date we show in the window of this page. We make this promise subject to all the provisions of this contract.

     Please read this contract with care. A guide to its contents is on the last page before the back cover. A summary is on page 5. If there is ever a question about it, or if there is a claim, just see a Company representative or get in touch with one of our offices.

     Benefits and values under this contract may be on a variable basis. Amounts directed into one or more of the variable subaccounts will reflect the investment experience of those subaccounts. They are subject to change both up and down and are not guaranteed as to dollar amount except as provided under the Death Of An Annuitant, Payout Provisions For The Annuitant, and Settlement Provisions for Beneficiary or Contingent Payee sections.

     RIGHT TO CANCEL CONTRACT.--Not later than ten days after you get this contract, you may return it to us. All you have to do is take it or mail it to one of our offices or to the agent who sold it to you. We will cancel the contract and promptly give you its net asset value, determined as of the date your request is received, without redemption charge.


Signed for Pruco Life Insurance Company, an Arizona Corporation.


        /s/ [SPECIMEN]                               /s/ [SPECIMEN]
             Secretary                                    President




VARIABLE RETIREMENT ANNUITY CONTRACT. ONE PURCHASE PAYMENT. MONTHLY ANNUITY PAYMENTS STARTING ON ANNUITY DATE. PAYMENT AS STATED UPON DEATH BEFORE ANNUITY DATE. CASH VALUES REFLECT INVESTMENT RESULTS. NON-PARTICIPATING.

VA--85





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                                  CONTRACT DATA

   ANNUITANT (S)  JOHN DOE                          XX XXX XXX   CONTRACT NUMBER
                  MARY DOE                        JULY 1, 1985   CONTRACT DATE

    ANNUITY DATE  JULY 1, 2012

          AGENCY  R-NK 1

             FIRST ANNUITANT:
                      NAME                  JOHN DOE
                      SEX AND ISSUE AGE     M-35
                      DATE OF BIRTH         3-15-50

             CO-ANNUITANT:
                      NAME                  MARY DOE
                      SEX AND ISSUE AGE     F-32
                      DATE OF BIRTH         10-1-52

              BENEFICIARY:  CLASS 1--ROBERT DOE
                                     SON OF ANNUITANTS
                            CLASS 2--BARBARA SMITH
                                     SISTER OF CO-ANNUITANT


                                PURCHASE PAYMENT

                         THE PURCHASE PAYMENT IS $XXX.XX

                                 INTEREST RATES

FOR THE PORTION OF THE CONTRACT FUND IN THE FIXED ACCOUNT: SEE GUARANTEED INTEREST AND EXCESS INTEREST ON PAGE 10.

                      CONTRACT DATA CONTINUED ON NEXT PAGE



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                                                           POLICY NO. XX XXX XXX

                             CONTRACT DATA CONTINUED

                       LIST OF SUBACCOUNTS AND PORTFOLIOS

EACH SUBACCOUNT OF THE PRUCO LIFE SINGLE PREMIUM VARIABLE ANNUITY ACCOUNT INVESTS IN A SPECIFIC PORTFOLIO OF THE PRUCO LIFE SERIES FUND. WE SHOW BELOW THE SUBACCOUNTS AND THE FUND PORTFOLIOS THEY INVEST IN.

                                             FUND
SUBACCOUNT                                  PORTFOLIO
----------                                  ---------
MONEY MARKET                                MONEY MARKET
BOND                                        BOND
COMMON STOCK                                COMMON STOCK
AGGRESSIVELY MANAGED FLEXIBLE               AGGRESSIVELY MANAGED FLEXIBLE
CONSERVATIVELY MANAGED FLEXIBLE             CONSERVATIVELY MANAGED FLEXIBLE

                            ***** END OF LIST *****





PRUCO LIFE WILL MAIL TO THE CONTRACT OWNER A CONFIRMATION OF THE INITIAL PREMIUM PAYMENT. THIS CONFIRMATION WILL SHOW THE INITIAL ALLOCATION OF THE INVESTED PREMIUM AMOUNT (SEE PAGE 9) TO THE SUBACCOUNTS AND/OR THE FIXED ACCOUNT (SEE PAGE 8).

SERVICE OFFICE--PLEASE DIRECT ANY COMMUNICATIONS ABOUT THIS CONTRACT TO:
PRUCO LIFE INSURANCE COMPANY, P.O. BOX 2925, PHOENIX, ARIZONA 85062.

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                                                        CONTRACT NO. XXX XXX XXX


                                  ENDORSEMENTS
                      (ONLY WE CAN ENDORSE THIS CONTRACT.)








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                                CONTRACT SUMMARY

We offer this summary to help you understand this contract. We do not intend that it change any of the provisions of the contract.

This is a contract to provide income to begin on the annuity date. It calls for a single purchase payment. The purchase payment, less any deduction for state and/or local premium taxes, is the contract fund at the start. The value of the contract fund will vary with the investment performance of those subaccounts of the Pruco Life Single Premium Variable Annuity Account that you select and the extent to which interest is credited to any portion allocated to the fixed account.

We will make payment on the annuity date to the Annuitant named on page 3, (the First Annuitant named there if two annuitants are named,) if he or she is then living and entitled to payment. But if two annuitants are named on page 3 and
(1) the First Annuitant is not living on the annuity date, or (2) both annuitants are then living and you ask us to do so, we will make payment to the Co-Annuitant named on page 3 if he or she is then living. If Option A, B, or C is chosen (see Payout Provisions for the Annuitant, page 11), the income payments will be based on the age and sex of the person(s) on whose life the settlement is based. If, on the annuity date, no other settlement has been chosen, we will make monthly payments under Option B, with 10 years certain. But if the amount of the initial payment would be less than $20, we will, instead, pay the cash value in one sum. We describe other options we offer on page 11.

We describe on page 10 the amount payable, if any, at the death of an annuitant. For all or part of any proceeds which may arise from death before the annuity date of a last surviving or sole annuitant: (1) You may be able to choose a settlement option to fit the beneficiary's expected needs. (2) If the annuitant dies, and no option has been chosen, the beneficiary may be able to choose one.
(3) We will pay interest under Option 3 from the date of death on any amount to which no other manner of payment applies. This will be automatic as we state on page 13. There is no need to ask for it.

You and we may agree on a change in the ownership of this contract. Also, unless we endorse it to say otherwise, the contract gives you these rights, among others:

o You may change the beneficiary(ies) under it.

o You may surrender it for its cash value.

o You may make withdrawals from the contract fund.

o You may remove one annuitant if two are named.

o You may transfer amounts among subaccounts and the fixed account.


                                PURCHASE PAYMENT

The purchase payment that we show on page 3 is due on the contract date. It may be paid at our Service Office or to one of our representatives. If we are asked to do so we will give a signed receipt. The purchase payment minus any deduction for state and/or local premium taxes, becomes the contract fund (See page 9) and will be allocated to the subaccounts and/or the fixed account in accord with your instructions.


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                               GENERAL PROVISIONS

DEFINITIONS.--We define here some of the words and phrases used all through this contract. We explain others, not defined here, in other parts of the text.

WE, OUR, US, AND COMPANY.--Pruco Life Insurance Company, an Arizona Corporation.

YOU AND YOUR.--The owner of the contract.

ANNUITANT(S).--The person or persons named on the first page. If more than one person is so named, one of the two is named on page 3 as First Annuitant, the other as Co-Annuitant. And, in this case. the Beneficiary provisions of the contract will be based on the death of the last survivor of the persons so named. The owner need not be an annuitant.

CONTINGENT ANNUITANT.--A person to whom monthly payments under a Joint and Survivor Life Annuity will continue for life if he or she is living after the death of the annuitant under that Annuity. If you choose a Joint and Survivor Life Annuity, you will, at the time you make that choice, also name the contingent annuitant for that annuity. The contingent annuitant you choose may be a person who is named in the contract as an annuitant, but need not be.

SEC.--The Securities and Exchange Commission.

CONTRACT DATE.--The date we receive the purchase payment at our Service Office. We show the contract date on page 3.

ANNUITY DATE.--The date the first annuity payment is due. We show the annuity date on page 3.

MONTHLY DATE.--The contract date and the same day as the contract date in each later month. But if the contract date is the 29th, 30th or 31st day of the month and the later month has fewer days, then the monthly date will be the first day of the next month.

Example: If the contract date is March 9, 1986 the Monthly Dates are each March 9, April 9, May 9 and so on.

ANNIVERSARY OR CONTRACT ANNIVERSARY.--The same day and month as the contract date in each later year.

Example: If the contract date is March 9, 1986, the first anniversary is March 9, 1987. The second is March 9, 1988, and so on.

CONTRACT YEAR.--A year that starts on the contract date or on an anniversary.

Example: If the contract date is March 9, 1986, the first contract year starts then and ends on March 8, 1987. The second starts on March 9. 1987 and ends on March 8, 1988, and so on.

CONTRACT MONTH.--A month that starts on a Monthly Date.

Example: If March 9, 1986 is a Monthly Date, a contract month starts then and ends on April 8, 1986. The next contract month starts on April 9,1986 and ends on May 8, 1986, and so on.

ATTAINED AGE.--An annuitant's attained age at any time is his or her issue age plus the length of time since the contract date. You will find the issue age(s) on page 3.

THE CONTRACT.--This contract, including all its provisions, forms the whole contract. The consideration for the contract is the purchase payment we show on page 3.

CONTRACT MODIFICATIONS.--Only a Company officer may agree to modify this contract, and then only in writing.

NON-PARTICIPATING.--This contract will not share in our profits or surplus earnings. We will pay no dividends on it.

SERVICE OFFICE.--This is the office that will service this contract. Its mailing address is the one we show on page 3A unless we notify you of another one.

ANNUAL REPORT.--Once each contract year after the first and before the annuity date we will send you a report. It will show (1) the amount of the contract fund; (2) the investment amount in each subaccount; (3) the amount in the fixed account; (4) interest credited during the year; and (5) the interest rate that will be credited until further notice to the amount in the fixed account. The report will include any other data that may be currently required where this contract is delivered. You may ask for a report like this at any time. But, except for the report we send you once a year, we have the right to charge a fee for each report.

CHANGE OF ANNUITY DATE.--Not later than the present annuity date, you may ask us to change that date to another date. We must have your request in writing at our Service Office and in a form which meets our needs. You must send the contract to us to be endorsed if we ask you to do so. We will change the date to the one you ask for in your request. But, unless we consent, it may not be before the later of (1) the third contract anniversary and (2) the date we receive your request. And it may not be after the first contract anniversary after the Annuitant's 85th birthday. Further, unless we consent, you may not make more than one change in the annuity date.

REMOVAL OF AN ANNUITANT.--If a First Annuitant and a Co-Annuitant are named, we will remove one from the contract upon receipt of your written request to remove that annuitant.


                            (Continued on Next Page)

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              GENERAL PROVISIONS (Continued from Preceding Page)


OWNERSHIP AND CONTROL.--Unless we endorse this contract to say otherwise: (1) the owner of the contract is the Annuitant (the First Annuitant, if two are named); (2) while any annuitant is living, the owner alone is entitled to (a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us; and (3) if two annuitants are named and the First Annuitant dies while the Co-Annuitant is living, the Co-Annuitant will become the Owner.

CURRENCY.--Any money we pay, or which is paid to us, will be in United States currency. Any amount we owe will be payable at our Service Office.

MISSTATEMENT OF AGE OR SEX.--If any annuitant's or any contingent annuitant's stated date of birth or sex or both are not correct, we will change each benefit and the amount of each annuity payment to what the purchase payment would have bought for the correct date of birth and sex. Also, we will adjust the amount of any payments we have already made. Here is how we will do it: (1) We will deduct any overpayments, with interest at 5% a year, from any payment(s) due then or later. (2) We will add any underpayments, with interest at 5% a year, to the next payment we make after we receive proof of the correct date of birth and sex.

INCONTESTABILITY.--Except for non-payment of the purchase payment, we will not contest this contract.

PROOF OF SURVIVAL OR DEATH.--Before we make a payment we have the right to require proof of the life or death of any person whose life or death determines whether or to whom we must make the payment.

ASSIGNMENT.--We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Service Office. We are not obliged to see that an assignment is valid or sufficient. If any annuitant is living on the annuity date and an assignment is in effect on that date, we have the right to pay the cash value in one sum. This contract may not be assigned to another insurance company without our consent.


                                   BENEFICIARY

You may designate or change a beneficiary. Your request must be in writing and in a form which meets our needs. It will take effect only when we file it at our Service Office; this will be after you send the contract to us to be endorsed, if we ask you to do so. Then any previous beneficiary's interest will end as of the date of the request. It will end then even if no annuitant is living when we file the request. Unless otherwise stated, we will make payment to the beneficiary only if the last surviving or sole annuitant dies before the annuity date. Any beneficiary's interest is subject to the rights of any assignee of whom we know.

When a beneficiary is designated, any relationship shown is to the Annuitant, (First Annuitant if two annuitants are named on page 3,) unless otherwise stated.

To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on. When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise:

(In these provisions and in the example, the term annuitant refers where two annuitants are named to the last surviving annuitant.)

1. One who survives the annuitant will have the right to be paid only if no one in a prior class survives the annuitant.

2. One who has the right to be paid will be the only one paid if no one else in the same class survives the annuitant.

3. Two or more in the same class who have the right to be paid will be paid in equal shares.

4. If none survives the annuitant, we will pay in one sum to the annuitant's estate.

Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. If the annuitant dies before the annuity date, we owe Jane the proceeds if she is living at the annuitant's death. We owe Paul and John the proceeds if they are living then but Jane is not. But if only one of them is living, we owe him the proceeds. If none of them is living, we owe the annuitant's estate.

If the annuitant dies before the annuity date, beneficiaries who do not have a right to be paid under these terms may still have a right to be paid under the Automatic Mode of Settlement. (See page 13.)

Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

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                                SEPARATE ACCOUNT

THE ACCOUNT.--The word Account, where we use it in this contract without qualification, means the Pruco Life Single Premium Variable Annuity Account. This is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It is also subject to the laws of Arizona. We own the assets of the Account; we keep them separate from the assets of our general investment account. We established the Account to support variable annuity contracts.

SUBACCOUNTS.--The Account has several subaccounts. We list them on the Contract Data page(s). You determine, using percentages, how the invested premium amount will be allocated among the subaccounts. You may choose to allocate nothing to a particular subaccount. But any allocation you make must be at least 10%; you may not choose a fractional percent.

Example: You may choose a percentage of 0, or 100, or 10, 11, 12, and so on, up to 90. But you may not choose a percentage of 1 through 9, or 91 through 99, or any percent that is not a whole number.

TRANSFERS AMONG SUBACCOUNTS AND THE FIXED ACCOUNT.--You may transfer amounts among subaccounts and to the fixed account as often as four times in a contract year, if the contract is not in default. Transfers out of the fixed account to the subaccounts will be allowed only with the Company's consent. To do so, you must notify us in writing in a form that meets our needs. The transfer will take effect on the date we receive your notice at our Service Office.

THE FUND.--The word fund, where we use it in this contract without qualification, means the fund we identify in the Contract Data pages. The fund is registered with the SEC under the Investment Company Act of 1940 as an open-end diversified management investment company. The fund has several portfolios; there is a portfolio that corresponds to each of the subaccounts of the Account. We list these portfolios in the Contract Data pages.

ACCOUNT INVESTMENTS.--We use the assets of the Account to buy shares in the fund. Each subaccount is invested in a corresponding specific portfolio. Income and realized and unrealized gains and losses from assets in each subaccount are credited to, or charged against, the subaccount. This is without regard to income, gains, or losses in our other investment accounts.

We will determine the value of the assets in the Account at the end of each business day. When we use the term business day, we mean a day when the New York Stock Exchange is open for trading. We might need to know the value of an asset on a day that is not a business day or on which trading in that asset does not take place. In this case, we will use the value of that asset as of the end of the last prior business day on which trading took place.

Example: If we need to know the value of an asset on a Sunday, we will normally use the value of the asset as of the end of business on Friday.

We will always keep assets in the Account with a total value at least equal to the amount of the investment amounts under contracts like this one. (See page 9.) To the extent those assets do not exceed this amount, we use them only to support those contracts; we do not use those assets to support any other business we conduct. We may use any excess over this amount in any way we choose.

CHANGE IN INVESTMENT POLICY.--A portfolio of the fund might make a material change in its investment policy. In that case, we will send you a notice of the change.

CHANGE OF FUND.--A portfolio might, in our judgment, become unsuitable for investment by a subaccount. This might happen because of a change in investment policy, or a change in the laws or regulations, or because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another portfolio of the fund, or to invest in a fund other than the one we show on the Contract Data page(s). But we would first seek approval from the SEC and, where required, the insurance regulator where this contract is delivered.


                                  FIXED ACCOUNT

THE FIXED ACCOUNT.--In addition to allocating your invested premium amount (see page 9) to one or more of the subaccounts described above, you may direct all or part of your invested premium amount into the fixed account. The fixed account is funded by the general account of Pruco Life. The fixed account is credited with interest as described under Guaranteed Interest and Excess Interest on page
10. As described above, you may also transfer amounts from the subaccounts to the fixed account. Transfers from the fixed account to the subaccounts may be made only with the consent of and to the extent allowed by the Company.

Page 8 (VA--85)



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                    CONTRACT FUND AND CONTRACT VALUE OPTIONS

Before the annuity date, you may be able to make withdrawals from the contract fund and you may surrender this contract for its cash value.

CONTRACT FUND.--On the contract date the contract fund is equal to the invested premium amount received, (see below), minus any of the charges described in items (e) through (g) below which may have been due on that date. On any day after that the contract fund is equal to what it was on the previous day, plus these items:

     (a) any increase due to investment results in the value of the subaccounts to which that portion of the contract fund that is in the investment amount is allocated; (we explain investment amount below); and

     (b) guaranteed interest at 3% on that portion of the contract fund that is in the fixed account; and

     (c) any excess interest on that portion of the contract fund that is in the fixed account. (See page 10.)

Minus these items:

     (d) any decrease due to investment results in the value of the subaccounts to which that portion of the contract fund that is in the investment amount is allocated;

     (e) a charge against the investment amount at a rate of .00245475% a day (.90% a year) for mortality and expense risks that we assume;

     (f) a charge against the investment amount at a rate of .00095723% a day (.35% a year) for the cost of administering the contract; and

     (g) any amount charged against the Contract Fund for Federal or State income taxes.

INVESTED PREMIUM AMOUNT.--This is the portion of the purchase payment that we add to the contract fund. It is equal to the purchase payment, minus any applicable deduction for state and/or local premium taxes.

INVESTMENT AMOUNT.--The investment amount for this contract is the amount we use to compute the investment results. The investment amount is allocated among the subaccounts. The amount of the investment amount and its allocation to subaccounts depend on (1) how you choose to allocate the invested premium amount; (2) whether or not you transfer amounts among subaccounts; (3) the investment performance of the subaccounts to which amounts are allocated or transferred; and (4) whether or not you make any withdrawals. The account, subaccounts, and account investments are described on page 8.

The investment amount at any time is equal to the contract fund, minus the portion of the contract fund that is in the fixed account.

CASH VALUE.--The cash value of the contract at any time is the contract fund, minus any surrender charge that applies. See Surrender Charge below, and page 9 for the period of time during which there may be a surrender charge.

SURRENDER CHARGE.--A surrender charge may be made on a withdrawal from the contract fund or surrender of the contract during the first six contract years. There is no surrender charge on withdrawals or surrenders made after that period of time. Here is how we will determine the amount of any surrender charge:

FIRST WITHDRAWAL IN A CONTRACT YEAR WHEN SURRENDER CHARGES APPLY.--If you ask for an amount that is 10% or less of the purchase payment, we will pay the amount you ask for and reduce the contract fund by that amount. There will be no surrender charge. But if you ask for an amount that exceeds 10% of the purchase payment, there may be a surrender charge. It will be applied only to the excess of the withdrawal amount over 10% of the purchase payment. It will be computed by multiplying the amount being withdrawn in excess of 10% of the purchase payment by the surrender factor that applies (see page 10). The total charge, however, will never exceed 8 1/2% of the first $25,000 of the purchase payment, plus 7 1/2% of the next $25,000, plus 6 1/2% of any amount greater than $50,000.

Example: You ask to withdraw $4,000 from your contract fund at a time when the contract fund is $25,000 and the surrender factor is .07 (see Table of Surrender Factors on page 10). The purchase payment for the contract was $20,000. There were no prior withdrawals in the contract year. There is no surrender charge on the first $2,000 of the amount withdrawn, since that is 10% of the purchase price. There is a $140 surrender charge on the remaining $2,000 of the amount being withdrawn, which is deducted from the contract fund. (.07 times $2,000 equals $140.) Thus the contract fund is $20,860 after the withdrawal ($25,000 minus $4,000, minus $140).

SECOND OR LATER WITHDRAWAL IN A CONTRACT YEAR WHEN SURRENDER CHARGES APPLY.--The surrender charge will apply to the full amount being withdrawn. This will be so even if less than 10% of the purchase price was previously withdrawn in that contract year. The total charge, however, will never exceed 8 1/2% of the first $25,000 of the purchase payment, plus 7 1/2% of the next $25,000, plus 6 1/2% of any amount greater than $50,000.

                            (Continued on Next Page)

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              CONTRACT FUND AND CONTRACT VALUE OPTIONS (Continued)

Example: You ask to withdraw $4,000 from your contract fund at a time when the contract fund is $24,000 and the surrender factor is .07. The purchase price for your contract was $20,000. Earlier in the contract year you withdrew $1,000. The surrender charge applies to the full $4,000 being withdrawn, even though the earlier withdrawal was less than 10% of the purchase price. The surrender charge is $280 (.07 times $4,000). The contract fund is reduced to $19,720 ($24,000 minus $4,000 and minus $280).

ANNUAL ADMINISTRATION CHARGE.--For contracts issued for a purchase payment of less than $10,000, we make an annual administration charge. The amount of the charge is shown on page 3.

CONDITIONS FOR WITHDRAWAL OR SURRENDER.--Our consent is needed for a withdrawal if (1) its amount is less than $500; (2) it would reduce the contract fund to less than $10,000; or (3) a withdrawal was made earlier in the same contract year.

To make a withdrawal or to surrender this contract for its cash value, you must ask us in writing in a form that meets our needs. Also, to surrender the contract, you must send it to us. Unless you request otherwise, any amount withdrawn will be taken from the subaccounts and the fixed account in proportion to the amount in each as of the date of the withdrawal.

GUARANTEED INTEREST.--The guaranteed interest rate credited on that portion of the contract fund in the fixed account is an effective rate of 3% a year.

EXCESS INTEREST.--Excess interest on that portion of the contract fund in the fixed account may be credited in addition to the 3% guaranteed interest rate. The rate of any excess interest is not guaranteed. It will be determined from time to time and will continue thereafter until a new rate is determined. We may use different rates of excess interest for different portions of the contract fund that are in the fixed account.


-------------------------------------------------------------------------------
                           TABLE OF SURRENDER FACTORS
-------------------------------------------------------------------------------
   Contract          Surrender                    Contract          Surrender
     Year              Factor                       Year              Factor
-------------------------------------------------------------------------------
       1                .09                           5                .05
       2                .08                           6                .04
       3                .07                           7 and later      .00
       4                .06
-------------------------------------------------------------------------------


                              DEATH OF AN ANNUITANT

We will pay the beneficiary the proceeds promptly if we receive due proof that the last surviving or sole annuitant died before the annuity date. The proceeds will be the greater of (a) the amount of the contract fund on the date we receive due proof of death, or (b) the amount of the purchase payment if no withdrawals have been made. Any withdrawal reduces minimum proceeds on the date of the withdrawal in the same proportion that it reduces your contract fund on that date. There will be no surrender charge.

If we are making payments to an annuitant and he or she dies on or after the annuity date, the settlement then in effect will govern whether and to whom we will make any payment(s).


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                       PAYOUT PROVISIONS FOR THE ANNUITANT

CHOOSING AN OPTION.--You may be able to have the amount of the contract fund on the annuity date paid to the Annuitant(s) under one or more of the annuity options we describe below. If two annuitants are named in the contract, and both are living, you may choose to have payments made to either or both. If you wish payments to be made to both, you will tell us how much of the amount you wish applied for each annuitant and under which option(s). But, for any annuity settlement, we may first deduct from your contract fund any charge for state and/or local premium taxes. And under some conditions we may also deduct a surrender charge as described on page 12.

CONDITIONS.--With respect to each option you select, your right to make the choice is subject to all these conditions: (1) You must ask for the option in writing and in a form which meets our needs. (2) You must send the contract to us to be endorsed. (3) For Option A, B or C you must give us proof of the date of birth of the annuitant who is to receive payment and (for Option C) of any contingent annuitant. (4) We must have your request, the contract and the proof(s) of the date(s) of birth before the annuity date.

Your choice of an option will take effect on the annuity date but only if: (1) the annuitant on whose life the annuity S to be paid is living on that date; (2) the contingent annuitant if any, is living on that date; (3) the first payment under the option to each payee will be at least $20; (4) the amount applied to provide the option is at least $2000; and (5) you do not void the choice by making a later choice before the annuity date.

WHEN NO OPTION CHOSEN.--If no choice of either a one-sum settlement or Option A, C or D, which we describe below takes effect on the annuity date, settlement under Option B will become effective on the life of the Annuitant, or sucn other mode of settlement as may be prescribed by law or regulation. If two annuitants are named in the contract and both are living, settlement will be made on the life of the First Annuitant, as named on page 3. But the conditions described in the preceding paragraph will apply. And we have the right to require proof of the date of birth of that annuitant before we make payment.

If settlement in accord with any of the options we offer does not take effect on the annuity date, we will pay the cash value in one sum.

OPTIONS DESCRIBED.--Annuities of the following types may be chosen. The first payment under these options is due on the annuity date. When we use the word annuitant in the following paragraphs we mean the annuitant for whom the annuity described was chosen and who is to receive settlement under that annuity.

OPTION A (LIFE ANNUITY).--We will make monthly payments for as long as the annuitant lives. They will end with the last one due before the annuitant's death.

OPTION B (LIFE ANNUITY, WITH CERTAIN PERIOD).--We will make equal monthly payments for as long as the annuitant lives, with payments certain for the period chosen. Two choices are available, either ten years (10-Year Certain) or until the sum of the payments equals the amount put under this option (Instalment Refund). Unless otherwise stated, if the annuitant dies before the last payment certain is payable, we will pay the residue in one sum to the annuitant's estate. We will compute the residue as of the date the annuitant died. But if the annuitant dies after the due date of the last payment certain, no further payments will be due.

OPTION C (JOINT AND SURVIVOR LIFE ANNUITY).--We will make monthly payments for as long as the annuitant or the contingent annuitant lives. Unless otherwise stated, we will make them to the annuitant while he or she is living. After the annuitant dies, we will make them to the contingent annuitant if he or she is living. The payments will end with the last one due before the death of the second to die of the annuitant and the contingent annuitant.

OPTION D (ANNUITY FOR SPECIFIED PERIOD).--We will make monthly payments for up to 25 years. Unless otherwise stated, if the annuitant dies when one or more payments remain unpaid in the period elected, we will pay the residue in one sum to the annuitant's estate. We will compute the residue as of the date the annuitant died.

RIGHT OF WITHDRAWAL.--Unless otherwise stated, when the option is chosen: under Options B and D the residue may be withdrawn. Under Option B, withdrawal of the residue will not affect any payments that may become due after the certain period; the value of those payments cannot be withdrawn. Instead, the payments will start again if they were based on the life of a person who lives past the certain period.

                            (Continued on Next Page)

Page 11 (VA--85)

RESIDUE DESCRIBED.--For Option B, residue means the then present value of any unpaid payments certain. It does not include the value of any payments that may become due after the certain period. For Option D, residue means the then present value of any unpaid payments for the specified period of the annuity. We will compute residue at an effective interest rate of 3 1/2% a year.

SURRENDER CHARGE.--If the annuity date is less than three years after the Contract Date, or if the annuity option chosen is Option D, a surrender charge may be deducted from the contract fund on the annuity date. The amount of the charge will be the same as would have applied if the contract had been surrendered for cash on the annuity date. If the annuity date is more than three years after the Contract Date and the annuity option chosen is Option A, B or C, the surrender charge will be .03 less than would have applied if the contract had been surrendered for cash on that date. We discuss surrender charges further on page 9.

DETERMINATION OF AMOUNT OF ANNUITY.--The contract fund on the annuity date will be reduced by any surrender charge and any state and/or local premium taxes that may apply. The balance will be used to determine the amount of each monthly payment based on the option chosen and in accord with the annuity settlement tables. (See page 14).

For Options B and D we will use the tables on page 14 to compute the amount of the monthly payment. Payment rates for Option A and C will be provided on request. Payments under Options A, B and C are based on the age and sex on the due date of the first payment, of the person or persons on whose life the settlement is based. For these three options we must have proof of the date of birth of the person(s) on whose life the annuity is based.

If, on the due date of the first payment under any of these options, we have declared a higher payment rate for that option, we will base the payments on that higher rate.


            SETTLEMENT PROVISIONS FOR BENEFICIARY OR CONTINGENT PAYEE

PAYEE DEFINED.--In these provisions and under the Automatic Mode of Settlement, the word Payee means a beneficiary or a contingent payee who has a right to receive a settlement under the contract.

CHOOSING AN OPTION.--While the Annuitant is living you may choose, or change the choice of, an option for all or part of the proceeds which may arise from the Annuitant's death before the annuity date. The requirements are the same as those to designate or change a beneficiary. We describe them under Beneficiary.

A Payee may choose an option for all or part of any proceeds or residue which becomes payable to him or her in one sum. We explain residue under Residue Described.

In some cases, you or another Payee will need our consent to choose an option. We describe these cases under Conditions.

OPTION 1 (INSTALMENTS FOR A SPECIFIED PERIOD).--This option is the same as Option D in the Payout Provisions for the Annuitant on page 10, and the amount of each payment will be based on the Option 1 Table on page 14.

OPTION 2 (LIFE INCOME WITH CERTAIN PERIOD).--This option is the same as Option B in the Payout Provisions for the Annuitant on page 11. The amount of each payment will be based on the Option 2 Table on page 14 and on the age and sex on the due date of the first payment of the person on whose life the settlement is based.

However, if a choice of Option 2 is made more than two years after the Annuitant's death, we may use the Option 2 rates in individual annuity or life insurance contracts we regularly issue, based on United States currency, on the due date of the first payment. On request, we will quote the payment rates in policies we then issue.

OPTION 3 (INTEREST PAYMENT).--We will hold an amount at interest. We will pay interest at an effective rate of at least 3% a year ($30.00 annually, $14.89 semi-annually, $7.42 quarterly or $2.47 monthly per $1,000). We may pay more interest.

OPTION 4 (INSTALMENT8 OF A FIXED AMOUNT).--We will make equal annual, semi-annual, quarterly or monthly payments if they total at least $90 a year for each $1,000 put under this option. We will credit the unpaid balance with interest at an effective rate of at least 3 1/2% a year. We may credit more interest. If we do so, the balance will be larger. The final payment will be any balance equal to or less than one payment.

FIRST PAYMENT DUE DATE.--Unless a different date is stated when the option is chosen: (1) the first payment for Option 3 will be due at the end of the chosen payment interval; and (2) the first payment for any of the other options will be due on the date the option takes effect.

RESIDUE DESCRIBED.--For Options 1 and 2, residue on any date means the then present value of any unpaid payments certain. We will compute it at an effective interest rate of 3 1/2% a year. But we will use the rate we used to compute the actual Option 2 payments if they were not based on the table in this contract. For Option 2, residue does not include the value of any payments that may become due after the certain period.

                            (Continued on Next Page)

Page 12 (VA--85}

For Options 3 and 4, residue on any date means any unpaid balance with interest to that date.

WITHDRAWAL OF RESIDUE.--Unless otherwise stated when the option is chosen: (1) under Options 1 and 2 the residue may be withdrawn; and (2) under Options 3 and 4 all, or any part not less than $100, of the residue may be withdrawn. If an Option 3 residue is reduced to less than $1,000, we have the right to pay it in one sum. Under Option 2, withdrawal of the residue will not affect any payments that may become due after the certain period; the value of those payments cannot be withdrawn. Instead, the payments will start again if they were based on the life of a person who lives past the certain period.

DESIGNATING CONTINGENT PAYEE(S).--A Payee under an option has the right, unless otherwise stated, to name or change a contingent payee to receive any residue at that Payee's death. This may be done only if (1) the Payee has the full right to withdraw the residue; or (2) the residue would otherwise have been payable to that Payee's estate at death.

A Payee who has this right may choose, or change the choice of, an option for all or part of the residue. In some cases, the Payee will need our consent to choose or change an option. we describe these cases under Conditions.

Any request to exercise any of these rights must be in writing and in a form which meets our needs. It will take effect only when we file it at our Service Office. Then the interest of anyone who is being removed will end as of the date of the request, even if the Payee who made the request is not living when we file it.

CHANGING OPTIONS.--A Payee under Option 1, 3 or 4 may choose another option for any sum which the Payee could withdraw on the date the chosen option is to start. That date may be before the date the Payee makes the choice only if we consent. In some cases, the Payee will need our consent to choose or change an option. We describe these cases next.

CONDITIONS.--Our consent is needed for an option to be used for any person under any of these conditions:

1. The person is not a natural person who will be paid in his or her own right.

2. The person will be paid as assignee.

3. The amount to be held for the person under Option 3 is less than $1,000. But we will hold any amount for at least one year under the Automatic Mode of Settlement.

4. Each payment to the person under the option would be less than $20.

5. The option is for residue or the then present value of unpaid payments certain arising other than at (a) the Annuitant's death, or (b) the death of the beneficiary who was entitled to be paid as of the date of the Annuitant's death.

DEATH OF PAYEE.--If a Payee under an option dies and if no other distribution is shown, we will pay any residue under that option in one sum to the Payee's estate.

                          AUTOMATIC MODE OF SETTLEMENT

APPLICABILITY.--These provisions apply to any proceeds payable at the last surviving or sole annuitant's death before the annuity date and payable in one sum to a Payee who is a beneficiary. They do not apply to any periodic payment.

INTEREST OR PROCEEDS.--We will hold the proceeds at interest under Option 3. The Payee may withdraw the residue. We will pay it promptly on request. We will pay interest annually unless we agree to pay it more often. We have the right to pay the residue in one sum after one year if (1) the Payee is not a natural person who will be paid in his or her own right; (2) the Payee will be paid as assignee; or (3) the original amount we hold under Option 3 for the Payee is less than $1,000.

SETTLEMENT AT PAYEE'S DEATH.--If the Payee dies and leaves an Option 3 residue, we will honor any contingent payee provison then in effect. If there is none, here is what we will do. We will look to the beneficiary designation of the contract; we will see what other beneficiary(ies), if any, would have been entitled to the portion of the proceeds which produced the Option 3 residue if the Annuitant had not died until immediately after the Payee died. Then we will pay the residue in one sum to such other beneficiary(ies), according to that designation. But if, as stated in that designation, payment would be due the estate of someone else, we will instead pay the estate of the Payee.

Example: Suppose the last surviving or sole annuitant dies before the annuity date, and the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. Jane was living when the annuitant died. Jane later died without having chosen an option or naming someone other than Paul and John as a contingent payee. If Paul and John are living at Jane's death we owe them the residue. If only one of them is living then, and if the contract called for payment to the survivor of them, we owe him the residue. If nefther of them is living then we owe Jane's estate.

SPENDTHRIFT AND CREDITOR.--A beneficiary or contingent payee may not, at or after the Annuitant's death, assign, transfer or encumber any benefit payable. To the extent allowed by law, the benefits will not be subject to the claims of any creditor or any beneficiary or contingent payee.

Page 13 (VA--85)

     OPTION D AND
    OPTION 1 TABLE
----------------------------------
   MINIMUM AMOUNT OF
  MONTHLY PAYMENT FOR
 EACH $1,000, THE FIRST
  PAYABLE IMMEDIATELY
----------------------------------
 Number         Monthly
of Years        Payment
----------------------------------
    1           $84.65
    2            43.05
    3            29.19
    4            22.27
    5            18.12

    6            15.35
    7            13.38
    8            11.90
    9            10.75
   10             9.83

   11             9.09
   12             8.46
   13             7.94
   14             7.49
   15             7.10

   16             6.76
   17             6.47
   18             6.20
   19             5.97
   20             5.75

   21             5.56
   22             5.39
   23             5.24
   24             5.09
   25             4.96
----------------------------------
Multiply the monthly amount
by 2.989 for quarterly,
5.952 for semi-annual or
11.804 for annual.
----------------------------------

                                       OPTION B AND
                                      OPTION 2 TABLE
------------------------------------------------------------------------------------------------
                MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST
                                  PAYABLE IMMEDIATELY
------------------------------------------------------------------------------------------------
                   KIND OF LIFE INCOME                            KIND OF LIFE INCOME
             --------------------------------               ---------------------------------
                10-Year         Instalment                     10-Year         Instalment
    AGE         Certain           Refund          AGE          Certain           Refund
    LAST     --------------------------------     LAST      ---------------------------------
  BIRTHDAY    Male   Female    Male    Female   BIRTHDAY    Male     Female   Male     Female
------------------------------------------------------------------------------------------------
    10       $3.18    $3.11    $3.17    $3.10      45       $4.06    $3.82    $3.99    $3.78
 and under                                         46        4.12     3.86     4.03     3.81
    11        3.19     3.12     3.18     3.11      47        4.17     3.90     4.08     3.85
    12        3.20     3.13     3.19     3.12      48        4.23     3.94     4.13     3.90
    13        3.21     3.14     3.20     3.13      49        4.28     3.99     4.18     3.94
    14        3.22     3.15     3.21     3.14
                                                   50        4.35     4.04     4.24     3.98
    15        3.24     3.16     3.23     3.15      51        4.41     4.09     4.29     4.03
    16        3.25     3.17     3.24     3.16      52        4.48     4.15     4.35     4.08
    17        3.27     3.19     3.25     3.18      53        4.55     4.21     4.41     4.13
    18        3.28     3.20     3.27     3.19      54        4.62     4.27     4.48     4.19
    19        3.30     3.21     3.28     3.20
                                                   55        4.70     4.33     4.55     4.24
    20        3.31     3.22     3.30     3.21      56        4.78     4.40     4.62     4.30
    21        3.33     3.24     3.32     3.23      57        4.86     4.47     4.69     4.37
    22        3.35     3.25     3.33     3.24      58        4.95     4.54     4.77     4.43
    23        3.36     3.26     3.35     3.25      59        5.05     4.62     4.86     4.50
    24        3.38     3.28     3.37     3.27
                                                   60        5.15     4.71     4.94     4.58
    25        3.40     3.30     3.39     3.29      61        5.25     4.79     5.03     4.66
    26        3.42     3.31     3.41     3.30      62        5.36     4.89     5.13     4.74
    27        3.45     3.33     3.43     3.32      63        5.48     4.98     5.23     4.82
    28        3.47     3.35     3.45     3.34      64        5.60     5.09     5.34     4.92
    29        3.49     3.37     3.47     3.35
                                                   65        5.73     5.20     5.45     5.01
    30        3.52     3.39     3.49     3.37      66        5.87     5.31     5.57     5.11
    31        3.54     3.41     3.52     3.39      67        6.01     5.43     5.70     5.22
    32        3.57     3.43     3.54     3.41      68        6.15     5.56     5.83     5.34
    33        3.60     3.45     3.57     3.44      69        6.30     5.70     5.97     5.46
    34        3.63     3.47     3.60     3.46
                                                   70        6.46     5.84     6.11     5.58
    35        3.66     3.50     3.63     3.48      71        6.62     5.99     6.27     5.72
    36        3.69     3.52     3.66     3.50      72        6.79     6.15     6.43     5.86
    37        3.72     3.55     3.69     3.53      73        6.96     6.31     6.60     6.01
    38        3.76     3.58     3.72     3.56      74        7.13     6.49     6.78     6.18
    39        3.80     3.61     3.75     3.58
                                                   75        7.30     6.67     6.97     6.35
    40        3.84     3.64     3.79     3.61      76        7.48     6.85     7.17     6.53
    41        3.88     3.67     3.82     3.64      77        7.66     7.04     7.38     6.72
    42        3.92     3.70     3.86     3.67      78        7.83     7.24     7.60     6.93
    43        3.97     3.74     3.90     3.71      79        8.00     7.44     7.83     7.15
    44        4.01     3.78     3.94     3.74
                                                   80        8.17     7.64     8.07     7.38
                                                   and
                                                   over
-------------------------------------------------------------------------------------------------

  For descriptions of these options, see pages 11 and 12.

Page 14 (VA--85)

                                  ENDORSEMENTS
                      (Only we can endorse this contract.)










                              BASIS OF COMPUTATION

MINIMUM LEGAL VALUES.--The cash values and annuity benefit values in this contract are at least as large as those set by law where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.

-----------
PLI 173--85
-----------
                                        Pruco Life Insurance Company,

                                        By  /s/  [SPECIMEN]
                                                 Secretary

Page 15 (VA--85)

                                GUIDE TO CONTENTS

                                                                       Page

Contract Data ......................................................    3

Contract Summary ...................................................    5

Purchase Payment ...................................................    5

General Provisions .................................................    6
  Definitions; The Contract; Contract Modifications;
  Non-Participating; Service Office; Annual Report;
  Change of Annuity Date; Removal of an Annuitant;
  Ownership and Control; Currency; Misstatement of
  Age or Sex; Incontestability; Proof of Survival or Death; Assignment

Beneficiary ........................................................  3 & 7

Separate Account ...................................................    8
 The Account; Subaccounts; Transfers
 Among Subaccounts and the Fixed Account;
 The Fund; Account Investments; Change in
 Investment Policy; Change of Fund

Fixed Account ......................................................    8
 The Fixed Account

Contract Fund and Contract Value Options ...........................    9
 Contract Fund; Invested Premium Amount; Investment
 Amount; Cash Value; Surrender Charge; Annual
 Administration Charge; Conditions for Withdrawal or
 Surrender; Guaranteed Interest; Excess Interest

Table of Surrender Factors .........................................   10

Death Of An Annuitant ..............................................   10

Payout Provisions For The Annuitant ................................   11
Choosing an Option; Conditions; When No
   Option Chosen; Options Described; Option A (Life
   Annuity); Option B (Life Annuity, with Certain
   Period); Option C (Joint and Survivor Life Annuity);
   Option D (Annuity for Specified Period); Right of
   Withdrawal; Residue Described; Surrender Charge;
   Determination of Amount of Annuity

Settlement Provisions for Beneficiary or Contingent Payee ..........   12
   Payee Defined; Choosing an Option;
   Option 1 (Instalments for a Specified
   Period); Option 2 (Life Income with
   Certain Period); Option 3 (Interest
   Payment); Option 4 (Instalments of a
   Fixed Amount); First Payment Due Date;
   Residue Described; Withdrawal of Residue;
   Designating Contingent Payee(s); Changing
   Options; Conditions; Death of Payee

Automatic Mode of Settlement .......................................   13
   Applicability; Interest on Proceeds;
   Settlement at Payee's Death;
   Spendthrift and Creditor

Income Tables ......................................................   14

Basis of Computation ...............................................   15
   Minimum Legal Values


Page 16 (VA--85)

                                  ENDORSEMENTS
                      (Only we can endorse this contract.)









Page 17 (VA--85)

Page 18

VARIABLE RETIREMENT ANNUITY CONTRACT. ONE PURCHASE PAYMENT. MONTHLY ANNUITY PAYMENTS STARTING ON ANNUITY DATE. PAYMENT AS STATED UPON DEATH BEFORE ANNUITY DATE. CASH VALUES REFLECT INVESTMENT RESULTS. NON-PARTICIPATING.

VA--85





                                     II-49